Exhibit T3E.7
Third Supplement
(dated December 3, 2009)
to
Offering Circular and Consent Solicitation Statement
(dated October 28, 2009)
Century Aluminum Company
Offer To Exchange
8% Senior Secured Notes due 2014
for any and all outstanding
7.5% Senior Notes due 2014 (CUSIP No. 156431AH1)
and
Solicitation of Consents to Proposed Amendments to the Related Indenture
for a Consent Payment of $10 in Cash and $60 in Aggregate Principal Amount of
8% Senior Secured Notes due 2014 per $1,000 Aggregate Principal Amount
of 7.5% Senior Notes due 2014

Pursuant to this Third Supplement dated December 3, 2009 (this “Third Supplement”), the expiration time of the exchange offer and consent solicitation is hereby extended from 11:59 p.m., New York City time, on December 3, 2009 to 11:59 p.m., New York City time, on December 7, 2009 (such date and time, as the same may be extended, the “Expiration Time”). All capitalized terms that are not defined herein have the meanings assigned to them in the Offering Circular and Consent Solicitation Statement dated October 28, 2009 (the “Offering Circular and Consent Solicitation Statement”).
     Pursuant to the Offering Circular and Consent Solicitation Statement, we previously offered to issue up to $252.5 million of newly issued 8% Senior Secured Notes due 2014 (the “Exchange Notes”) in exchange for $250 million of our outstanding 7.5% Senior Notes due 2014 (the “Existing Notes”) and delivery of related consents.
     As noted above, pursuant to this Third Supplement, the Expiration Time of the exchange offer and consent solicitation is hereby extended from 11:59 p.m., New York City time, on December 3, 2009 to 11:59 p.m., New York City time, on December 7, 2009, unless further extended. We are amending the exchange offer and consent solicitation to allow time to complete the qualification of the indenture for the Exchange Notes under the Trust Indenture Act.
     We have been advised by the information and exchange agent for the exchange offer and consent solicitation that, as of 5:00 p.m., New York City time, on December 3, 2009, the aggregate principal amount of Existing Notes that had been validly tendered (and not validly withdrawn) and for which related consents had been validly delivered (and not validly revoked) was approximately $243 million.
     The exchange offer and consent solicitation is being made upon the terms set forth in the Offering Circular and Consent Solicitation Statement, as supplemented by the First Supplement to the Offering Circular and Consent Solicitation Statement, dated November 12, 2009 (the “First Supplement”), the Second Supplement to the Offering Circular and Consent Solicitation Statement, dated November 13, 2009 (the “Second Supplement”) and this Third Supplement. Except as expressly set forth in this Third Supplement, the terms and conditions of the exchange offer and consent solicitation remain as set forth in the First Supplement, the Second Supplement and the Offering Circular and Consent Solicitation Statement. To the extent there is a conflict between the information contained in this Third Supplement, on the one hand, and the information contained in the First Supplement, the Second Supplement and the Offering Circular and Consent Solicitation Statement, on the other hand, you should rely on the information in this Third Supplement.
     Globic Advisors, Inc., the information and exchange agent, has been appointed as information and exchange agent for the exchange offer and consent solicitation. Consents and letters of transmittal and all correspondence in connection with the exchange offer and consent solicitation should be sent or delivered by each holder or a beneficial owner’s nominee to the information and exchange agent at the address or the telephone number set forth on the back cover of the Offering Circular and Consent Solicitation Statement. Any holder or beneficial owner that has questions concerning tender procedures should contact the information and exchange agent at the address or the telephone number set forth on the back cover of the Offering Circular and Consent Solicitation Statement. Questions and requests for assistance or additional copies of the Offering Circular and Consent Solicitation Statement or the letter of transmittal may be directed to the information and exchange agent at its address and telephone number set forth on the back cover of the Offering Circular and Consent Solicitation Statement. Holders may also contact their nominee for assistance concerning the exchange offer and consent solicitation.